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                                                                    EXHIBIT 23.1


                          Consent of Ernst & Young LLP

We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Medical Systems Holdings, Inc. of our report dated January 26, 2001, included in the 2000 Annual Report to Shareholders of American Medical Systems Holdings, Inc.

Our audits also included the financial statement schedule of American Medical Systems Holdings, Inc. included in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-43536) pertaining to the American Medical Systems Holdings, Inc. Employee Stock Purchase Plan and 2000 Equity Incentive Plan of our report dated January 26, 2001, with respect to the consolidated financial statements of American Medical Systems Holdings, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedule included herein, filed with the Securities and Exchange Commission.


Minneapolis, Minnesota                                /s/ Ernst & Young LLP
March 23, 2001